CONTRACT MANUFACTURING AGREEMENT

This CONTRACT MANUFACTURING AGREEMENT (the “Agreement”) is entered into as of August 1, 2001 (the “Effective Date”), by and between ICOS Corporation (“ICOS”), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 22021 20th Avenue S E, Bothell, WA 98021 USA and Seattle Genetics, Inc. (“SGI”), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 22215 26th Avenue S.E., Suite 3000, Bothell, WA 98021.

RECITALS

WHEREAS, ICOS is in the business of manufacturing and testing pharmaceutical products; and

WHEREAS, SGI is the proprietor of a certain hybridoma that produce the monoclonal antibody chimeric BR96 (cBR96) and other material described in Appendix B; and

WHEREAS, ICOS has expertise in the development, evaluation and production of monoclonal antibodies for therapeutic use using cell lines; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, SGI wishes to have ICOS manufacture for SGI a pre-commercial pharmaceutical Product (hereinafter defined); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, ICOS wishes to manufacture Product for SGI.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.               Definitions

For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1          “Affiliates” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The direct or indirect ownership of at least fifty percent (50%) or, if smaller, the maximum allowed by applicable law, of the voting securities of a business entity or of an interest in the assets, profits or earnings of a Person shall be deemed to constitute "control" of the Person.

1.2          “Applicable Laws” means all ordinances, rules and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, the FDCA, that are applicable with respect to the context in which the term is used.

1.3          “Audit” means a review by SGI or their appointed representatives (such representatives to be reasonably acceptable to ICOS) of processes, procedures and documents of ICOS that are used or maintained by ICOS to provide the Services.

1.4          “Calendar Quarter” means the three-month period ending on March 31, June 30, September 30 or December 31.  The initial Calendar Quarter will be deemed to begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 of such same year.

1.5          “Calendar Year” means the twelve (12) month period ending on December 31.  The initial Calendar Year will be deemed to begin on the Effective Date and end on December 31 of such same year.

1.6          “Cell Line” means a hybridoma expressing cBR96 antibody as described in Appendix B, and will be used to provide the Services herein.

1.7          “cGMP” means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610).

1.8          “Damages” means any and all reasonable costs, losses, claims, actions, liabilities, fines, penalties, costs and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

1.9          “FDA” means the United States Food and Drug Administration, any comparable agency in any Foreign Jurisdiction, and any successor agency or entity to any of the foregoing that may be established hereafter.

1.10        “FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.).

1.11        “FAS” means the delivery term Free Along Side, meaning that ICOS has fulfilled its obligation to deliver when it has made the object of delivery available at its premises to SGI or SGI’s agent (or to SGI’s carrier).  For the avoidance of doubt, unless otherwise agreed in writing, ICOS is not responsible for loading the object of delivery on to the vehicle provided by SGI or SGI’s agent (or to ICOS's nominated carrier) or for any risk of loss during shipment.

1.12        “Foreign Jurisdiction” means any jurisdiction, not governed by the United States or any political subdivision thereof, as agreed upon by the parties.

1.13        “ICOS Know-How” means unpatented and/or unpatentable technical information, including ideas, concepts, inventions, discoveries, data, designs, formulas, specifications, procedures for experiments and tests and other protocols, results of experimentation and testing, fermentation and purification techniques, and assay protocols owned by ICOS as of the Effective Date which may be necessary for the performance of the Services.  All ICOS Know-How shall be Confidential Information of ICOS.

1.14        “Manufacturing Specifications” means the specifications for manufacturing the Product.  Prior to the initiation of the first cGMP manufacturing run, an Appendix C-1 signed by both parties setting forth the initial Manufacturing Specifications shall be appended to this Agreement and shall contain at a minimum a collection of documents containing certain specifications, procedures, assay methods (QC Release Tests), personnel contacts and any other information as may be needed and agreed by the parties relating to the manufacture of Product by ICOS for SGI.  This Appendix C-1 shall also contain a statement to be agreed and acknowledged by ICOS and SGI that SGI adopts the initial Manufacturing Specifications as its own specification in conformance with Clause 6.7 herein.  Any changes or additions to the Manufacturing Specifications shall be made by the written agreement of ICOS and SGI.

1.15        “NDA” means New Drug Application or any comparable application required by a Foreign Jurisdiction filed for the Product by SGI with the FDA and all subsequent submissions, supplements or amendments related thereto.

1.16        “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.17        “Price” means the price specified in Appendix E for the Services.

1.18        “Process” means the process for the production of the Product from the Cell Line using the Manufacturing Specifications, including any improvements thereto from time to time made as a result of the Services.

1.19        “Product” means a  monoclonal antibody derived from the Cell Line manufactured through ICOS's use of the Process.

1.20        “Product Specifications” means the product specifications listed under the column "Acceptance Criteria" as listed in Appendix C.

1.21        “Services” means all or any part of the services to be provided by ICOS (or any permitted subcontractor) for the benefit of SGI pursuant to this Agreement as further described in Appendix A.

1.22        “SGI-Patent Rights” means all patents and patent applications of any kind throughout the world relating to the Process which from time to time SGI is the owner of or is entitled to use.

1.23        “SGI Information” means all confidential and proprietary technical information not in the public domain relating to the Cell Line, the Process and the Product, from time to time supplied by SGI to ICOS, or arranged by SGI to be supplied by a third party (such as a prior manufacturer) to ICOS.

1.24        “SGI Know-How” means all information relating to the Process known to SGI from time to time other than confidential SGI Information and information in the public domain.

1.25        “SGI Materials” means the Materials supplied by SGI to ICOS (if any) and identified as such by Appendix B hereto.

1.26        “SGI Technology” means all of SGI’s Patent Rights,  SGI Know-How and SGI Information necessary to manufacture the Product.

1.27        “SGI Tests” means the tests to be carried out on the Product immediately following receipt of the Product by SGI, particulars of which are set out in Appendix C.

1.28        “Terms of Payment” means the terms of payment specified in Appendix E.

1.29        “Testing Laboratories” means any third party instructed by ICOS to carry out tests on the Cell Line or the Product.

1.30        “United States” means the fifty (50) states, the District of Columbia and all of the territories of the United States of America.

2.              Supply by SGI

2.1          Prior to or immediately following the Effective Date of this Agreement SGI shall supply to ICOS SGI Information necessary for ICOS to perform the Services.  SGI shall also provide to ICOS on an ongoing basis throughout the term of this Agreement full details of any hazards relating to SGI Materials and Cell Line, including with respect to their storage and use.  On review of this SGI Information and details SGI Materials shall be provided to ICOS at ICOS's request when ICOS has satisfactorily determined that SGI Materials do not pose a hazard to ICOS.  SGI shall assist ICOS in making such determination, but in no way be responsible for deciding the safety of the SGI Materials to ICOS’s facilities.  All property rights in the SGI Information, SGI Technology and/or SGI Materials supplied to ICOS shall remain vested in SGI.

2.2          SGI hereby grants ICOS the non-exclusive right to use the SGI Materials, SGI Information, SGI Know-How and SGI Technology for the sole purpose of providing the Services.  ICOS hereby undertakes not to use SGI Materials, SGI Information, SGI Know-how or SGI Technology (or any part thereof) for any other purpose.

2.3          ICOS shall:

2.3.1       at all times use all reasonable efforts to keep the SGI Materials secure and safe from loss or damage but in no case in a lesser manner than ICOS stores its own material of similar nature;

2.3.2       not transfer to a third party any part of the SGI Materials or the Product, except for the purpose of any tests at the Testing Laboratories, provided, that, SGI is given prior notification or if SGI has given prior written consent to such transfer; and

2.3.3       provide that such Testing Laboratories are subject to obligations of confidence materially in the form of those obligations of confidence imposed on ICOS under this Agreement.

2.4          SGI warrants to ICOS that SGI is and shall at all times throughout the duration of this Agreement remain entitled to supply the SGI Materials, SGI Information and SGI Know-How to ICOS for the performance of the Services.

2.5           SGI warrants that the use by ICOS of SGI Materials, SGI Information and SGI Know-How for the Services will not infringe or is not alleged to infringe any rights (including, without limitation, any intellectual or other proprietary rights) vested in any third party.

2.6          SGI shall indemnify, defend and hold harmless ICOS against any loss, damage, costs and expenses of any nature (including court costs and legal fees incurred by ICOS or ordered as payable by ICOS), whether or not foreseeable or in the contemplation of ICOS or SGI, that ICOS may suffer as a result of any third party claims, suits or actions arising out of or incidental to (a) any breach of the warranties given in Clauses 2.4 and 2.5 above, (b) the distribution or use of the Product, except to the extent such loss, damage, costs and expenses are caused by ICOS's gross negligence or willful misconduct, or (c) any claims by third parties alleging ICOS's use of the Cell Line, SGI Materials, SGI Information, SGI Know-How, or the Manufacturing Specifications infringes any rights (including, without limitation, any intellectual or other proprietary rights) vested in any third party (whether or not SGI knew or should have known about such alleged infringement) except to the extent ICOS infringes any rights of any third parties by application of its production techniques while performing the Services unless such application or production technique has been developed as part of the Services.  For the purposes of Clauses 2.6 and 2.7, the term, production technique(s), is limited to all and any physical arrangement and use of plant and equipment in the provision of Services.

2.7          ICOS shall indemnify, defend and hold harmless SGI against any loss, damage, costs and expenses of any nature (including court costs and legal fees incurred by SGI or ordered as payable by SGI), whether or not foreseeable or in the contemplation of SGI or ICOS, that SGI may suffer as a result of any third party claims, suits or actions arising from ICOS’s performance of the Services except to the extent the loss or damage is a result of (a) SGI's negligence or willful misconduct or (b) ICOS's use of an application or production technique that has been developed as part of the Services for SGI or is supplied by SGI.  For the avoidance of doubt where ICOS’s application or production techniques, existed prior to the effective date of this Agreement, are not developed as part of the Services hereto and whether or not included in the Manufacturing Specifications, then they are covered by ICOS’s undertaking of indemnity and hold harmless.

2.8          Notwithstanding the above, ICOS shall be at liberty to use SGI Information as it sees fit in providing the Services subject to nondisclosure pursuant to Section 7.

2.9          The obligations of each party under this Section 2 shall survive the termination of this Agreement for whatever reason.

3.             Provision of the Services

3.1          ICOS shall diligently perform the Services as provided in Appendix A and shall use all reasonable commercial efforts to achieve the estimated schedules, specifications and amounts of Product.  Furthermore, ICOS shall keep SGI regularly informed of any changes to the estimated schedules for performance of the Services  and provide a monthly report, in a form agreed by the parties.

3.2          With respect to all services provided by ICOS from time to time that are agreed upon by the Parties but are outside the scope of the Services ("Additional Services"), SGI shall pay to ICOS [*].  ICOS will invoice SGI monthly for all Additional Services performed, with each such invoice containing a reference to the services performed and the personnel used.  All such invoices will be payable under the terms described in Section 5.

[*] Confidential Treatment Requested

3.3          Due to the unpredictable nature of the biological processes involved in the Services, the schedules set down for the performance of the Services (including, without limitation, the dates for production and delivery of Product) set out in Appendix D are estimates only.

3.4          In the event that ICOS is unable to, or notifies SGI, in writing, that it is unable, for any reason, except events of Force Majeure where Clause 9.1 of this Agreement shall be applicable, to supply one cGMP clinical production run of Product by [*]; and a second cGMP clinical production run of Product by [*], SGI may at its discretion, seek to manufacture or have manufactured by a third party designated by SGI that quantity of the Products required by SGI that ICOS is unable to supply.  Provided however, that prior to manufacture of Product by a third party, SGI and ICOS negotiate in good faith the supply of undelivered Product by ICOS to SGI at a future date agreed upon by the parties.  If the parties cannot agree on a time period for delivery of Product and SGI determines to manufacture or have manufactured by a third party such Products, ICOS will supply SGI and/or any such third party all reasonably available information and data, and a non-exclusive, royalty free license to all ICOS Know-How, if any, required to manufacture the Product in accordance with the Manufacturing Specifications, which license shall be for the sole purpose of permitting SGI or its designee to manufacture the Product.

[*] Confidential Treatment Requested

3.5          Delivery of Product shall be FAS ICOS's premises.  Risk in and title to Product shall pass on delivery.  Transportation of Product, whether or not under any arrangements made by ICOS on behalf of SGI, shall be made at the sole risk and expense of SGI.  In the case where SGI accepts ICOS Product tests (QC Release Tests) and shipment is to be made to a third party, “delivery” for the purposes of risk in and title to Product, shall occur upon the signed acceptance of ICOS Product tests(QC Release Tests) by SGI but which shall occur no later than ICOS's delivery of the Product FAS ICOS's premises.  Unless otherwise agreed between the parties in writing, ICOS will tender delivery to SGI upon completion of all QA and QC tests approximately six (6) to eight (8) weeks following completion of manufacture.

3.6          Unless otherwise agreed, ICOS shall package and label Product for FAS delivery in accordance with its standard operating procedures.  It shall be the responsibility of SGI to provide prior written notice to ICOS of any special packaging and labeling requirements for Product.  All additional costs and expenses (including reasonable profit) of whatever nature incurred by ICOS in complying with such special requirements shall be charged to SGI in addition to the Price.

3.7          Upon completion of the Services, or as soon thereafter as can be mutually agreed, ICOS will deliver to SGI a cell bank, generated by ICOS, comprised of the Cell Line and used to provide the Services herein.

3.8          Joint Communication on Manufacturing:  ICOS and SGI shall communicate and cooperate on a regular basis during the provision of Services herein and in the event that the parties observe the need for a regular and active committee, such body shall be established and meet regularly to discuss and communicate the progress of the Services.

3.9          As soon as practicable after execution of this Agreement, the parties will develop and agree upon a Quality Understanding document, the format and content of which is to be agreed upon by the parties from time to time during the term of this Agreement.  The agreed upon Quality Understanding will be attached as Appendix F to this Agreement.

4.             SGI Tests and Return Procedures

4.1          Except where SGI has accepted ICOS Product testsand provided written notice to ICOS of such acceptance, promptly following delivery of Product, SGI shall carry out SGI Tests.  If SGI Tests show that the Product fails to meet Product Specifications due to ICOS failing to meet its obligations hereunder, SGI shall give ICOS written notice thereof as soon as practicable but in no case later than [*] days from the date SGI takes delivery of the Product and shall return such Product to ICOS's premises for further testing.  In the absence of such written notice Product shall be deemed to have been accepted by SGI as meeting Product Specifications.  If ICOS agrees that Product returned to ICOS fails to meet Product Specifications, and such failure is not due (in whole or in part) to acts or omissions of SGI or any third party after delivery of such Product to SGI, ICOS shall at SGI's discretion replace such Product at its own cost and expense.  ICOS shall be entitled to consider its other obligations and its commercial commitments to third parties in the timing of such replacement.  SGI acknowledges that there may, therefore, be a delay in the timing of the replacement of such Product; provided, however, that such delay shall not exceed [*] from date of return to ICOS.

[*] Confidential Treatment Requested

FOR THE AVOIDANCE OF DOUBT, WHERE THE SPECIFICATION HAS NOT BEEN AGREED BY THE PARTIES HERETO ICOS SHALL BE OBLIGED ONLY TO USE ITS REASONABLE ENDEAVOURS TO PRODUCE PRODUCT THAT MEETS DRAFT PRODUCT SPECIFICATIONS.

4.2          If there is any dispute concerning whether Product returned to ICOS fails to meet Product Specifications or whether such failure is due (in whole or in part) to acts or omissions of SGI or any third party after delivery of such Product to SGI, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between ICOS and SGI.

The costs of such independent expert shall be borne by the parties equally; provided that the party that is determined to be incorrect in the dispute shall be responsible for all such costs and shall indemnify the correct party for its share of the costs incurred.  The decision of such independent expert shall be in writing and shall be binding on both ICOS and SGI.

4.3          In the event that the parties hereto agree that a shipment or batch of Product fails to meet Product Specifications as a result of ICOS failing to meet its obligations hereunder, the entire shipment or batch of Product that failed to meet Product Specifications shall either be returned to ICOS or destroyed, at ICOS’s option.

4.4          The provisions of Clauses 4.1 and 4.2 shall be the sole remedies available to SGI in respect of Product that fails to meet Product Specifications.

5.             Price and Terms of Payment

5.1          SGI shall pay the Price in accordance with the Terms of Payment all as specified in Appendix E.

5.2          Unless otherwise indicated in writing by ICOS, all prices and charges are exclusive of State Sales Tax or of any other applicable taxes, levies, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by SGI (other than taxes on ICOS's income).  All invoices are strictly net and payment must be made within thirty (30) days of date of invoice.  Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

5.3          In default of payment on due date interest shall accrue on a day to day basis with effect from the date which is [*] after the due date for payment on any amount overdue at the lower of [*] or the maximum rate allowable under Washington law.

[*] Confidential Treatment Requested

6.             Warranty and Limitation of Liability

6.1          ICOS warrants that:

6.1.1       the Services shall be performed in accordance with Clause 3.1; and

6.1.2       the Product shall meet Product Specifications, except where the Product Specifications has not been agreed between the parties hereto in which case ICOS shall be obliged only to use its reasonable commercial efforts to produce Product that meets draft Product Specifications.

6.1.3       the Product delivered to SGI pursuant to this Agreement shall conform to the Product Specifications and that such Product shall (i) be free from defects in material and workmanship, (ii) be manufactured in accordance with cGMP and (iii) be manufactured in accordance with Appendix C hereof.

6.2          Clause 6.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness for a particular purpose or use under any conditions whether or not known to ICOS) and any such condition, warranty or statement is hereby excluded.  ICOS MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ICOS.  IN NO EVENT SHALL ICOS BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

6.3          Without prejudice or modification to the terms of Clauses 6.1 and 6.2 the liability of ICOS to SGI, its permitted assigns and successors in interest, for any loss suffered by SGI or its permitted assigns and successors in interest, arising as a direct result of a breach of this Agreement, or of any other liability, including without limitation, misrepresentation and negligence (whether active, passive or imputed), arising out of this Agreement and Services provided thereunder, including without limitation the production and/or supply of the Product, shall be limited to the payment of damages which shall not exceed in US Dollars THE PRICE FOR SERVICES PAID BY SGI UNDER THE AGREEMENT; provided, however, if and to the extent such damages are caused by ICOS's willful or intentional breach of this Agreement or willful or intentional misconduct in the performance of the Services, then the damage limitation in this Clause 6.3 shall not apply.

6.4          ICOS shall in no event be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of ICOS or SGI):

6.4.1       loss of profits, business or revenue suffered by SGI or any other person who may be subrogated to, or assigned rights in the loss or damage; or

6.4.2       special, indirect or consequential loss, whether suffered by SGI or any other person.

6.5          SGI shall indemnify, defend and hold harmless and maintain ICOS indemnified and held harmless against all Damages in respect of:

6.5.1       any product liability in respect of Product, except for ICOS's obligations to indemnify in Clause 2.7 above; and

6.5.2       any negligent (active, passive or imputed), gross negligence or intentional act or omission of SGI in relation to the use, processing, storage or sale of the Product.

6.6          SGI represents and warrants that unless already expressly agreed in a written and executed document immediately prior to the initiation of the first cGMP manufacturing run, SGI will adopt the initial Manufacturing Specifications as its own specification.  Any changes or additions to the Manufacturing Specifications shall be made with the written approval of SGI.

6.7          The obligations of SGI under this Section 6 shall survive the termination for whatever reason of this Agreement.

7.             Confidentiality

7.1          Each party agrees to keep the other party's Confidential Information (as defined in Clause 7.3) strictly confidential and to respect the other's proprietary rights therein and not at any time for any reason whatsoever to disclose or use the other party's Confidential Information for any purpose other than as expressly provided herein.

7.2          SGI and ICOS shall each ensure that all their respective employees, consultants and contractors having access to confidential ICOS Know-How or confidential SGI Information, SGI Know-How, SGI Materials, or SGI Technology shall be subject to the same obligations of confidence as the principals pursuant to Clause 7.1 and shall be subject to written confidentiality agreements in support of such obligations.

7.3          For purposes of this Agreement, "Confidential Information" means any business or technical information, trade secrets, know-how, techniques, data or other information, disclosed by the disclosing party to the receiving party in writing or that is disclosed orally and confirmed in writing as confidential within forty-five (45) days following such disclosure. The parties agree that SGI 's Confidential Information includes, without limitation, the SGI Information, SGI Materials, SGI Trade-Secrets and SGI Technology.  The parties further agree that ICOS's Confidential Information includes, without limitation, ICOS Know-How.

7.4          The obligations of confidence referred to in this Section 7 shall not extend to any Confidential Information that:

7.4.1       is or becomes generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Section 7;

7.4.2       is lawfully known to the recipient party prior to its receipt from the other;

7.4.3       is subsequently disclosed to the recipient party without being made subject to an obligation of confidence by a third party that does not have a prior obligation of confidence to SGI or ICOS, as the case may be; or

7.4.4       which may be required to be disclosed under any statutory, regulatory or similar legislative requirement, subject to the imposition of obligations of confidentiality to the extent allowed and provided further that each party shall, unless prohibited by law, use reasonable efforts to notify the other party of such compelled disclosure prior to such disclosure in order to seek injunctive or any other relief provided in law or equity; or

7.4.5       is independently developed by the recipient party without reliance on the Confidential Information of the disclosing party as shown by its written records.

7.5          SGI acknowledges that:

7.5.1       ICOS Know-How is vested in ICOS; and

7.5.2       Except as provided herein, SGI shall not at any time have any right, title, license or interest in or to ICOS Know-How or any other intellectual property rights relating to the Process which are vested in ICOS or to which ICOS is otherwise entitled.

7.6          ICOS acknowledges that:

7.6.1       SGI Information, SGI Materials, SGI Technology, SGI Know-How and SGI-Patent Rights are vested in SGI; and

7.6.2       except as provided herein ICOS shall not at any time have any right, title, license or interest in or to SGI Technology or any other intellectual property rights vested in SGI or to which SGI is entitled.

7.7          The obligations of ICOS and SGI under this Section 7 shall survive the termination of this Agreement for whatever reason.

8.             Termination

8.1          If, on or before [*], it becomes apparent to ICOS that after using its commercially reasonable efforts (or such higher standard as may be required under this Agreement), it will be unable to meet the Product Specifications, ICOS may immediately terminate this Agreement upon written notice to SGI (which written notice will be delivered to SGI promptly upon ICOS determining that it will be unable to meet the Product Specification, but in no event later than [*]).  Upon such termination, SGI shall pay to ICOS a termination sum calculated by reference to all the Services performed by ICOS (as demonstrated by signed timesheets in so far as they are applicable) and all expenses reasonably incurred by ICOS in giving effect to such termination, including the costs of terminating any commitments entered into under this Agreement such termination sum not to exceed [*], and SGI shall have the right to third party manufacture as set forth in Section 3.4 and 8.5.3.  Provided, however, that if the termination sum is less than the amount of any advance payments made by SGI against the performance of the Services a payment in sum equal to the residue of such advance payments shall be made to SGI

[*] Confidential Treatment Requested

8.2          Except as provided for in Section 8.1, if it becomes apparent to either ICOS or SGI at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, a sixty (60) day period shall be allowed for discussion to resolve such problems.

If such problems are not resolved at the end of such sixty (60) day period, ICOS and SGI shall each have the right to terminate this Agreement.  In the event of such termination, SGI shall pay to ICOS a termination sum calculated by reference to all the Services performed by ICOS prior to such termination (including a pro rata proportion (as demonstrated by signed timesheets in so far as they are applicable) of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by ICOS in giving effect to such termination, including the costs of terminating any commitments entered into under this Agreement, such termination sum not to exceed the Price. Provided however, that if the termination sum is less than the amount of any advance payments made by SGI against the performance of the Services a payment in sum equal to the residue of such advance payments shall be made to SGI.

8.3          SGI shall be entitled to terminate this Agreement at any time for any reason by  [*]  days' notice to ICOS in writing providing that the termination sum set forth in Clause 8.3.1 or 8.3.2, as applicable, has been paid.

[*] Confidential Treatment Requested

In the event SGI serves written notice to terminate this Agreement, which notice is expressly to be given pursuant to this Clause 8.3, SGI shall:

8.3.1       pay to ICOS a termination sum calculated by reference to all the Services performed by ICOS prior to such termination (including a pro rata proportion (as demonstrated by signed timesheets in so far as they are applicable) of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by ICOS in giving effect to such termination, including the costs of terminating any commitments entered into under this Agreement such termination sum not to exceed the Price plus any changes.  Provided however, that if the termination sum is less than the amount of any advance payments made by SGI against the performance of the Services a payment in sum equal to the residue of such advance payments shall be made to SGI; and

8.3.2       pay to ICOS a sum equal to the full Price less all amounts already paid to ICOS for the Services.

8.4          ICOS and SGI may each terminate this Agreement by notice in writing to the other upon the occurrence of any of the following events:

8.4.1       if the other commits a breach of this Agreement which (in the case of a breach capable of remedy) is not remedied within sixty (60) days of the receipt by the other of written notice identifying the breach with specificity and requiring its remedy; provided, however, if the breach is as a result of nonpayment of any amounts owing, the breaching party must remedy the breach within [*] days after receiving such written notice; or

[*] Confidential Treatment Requested

8.4.2       if the other ceases for any reason to carry on business or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law; provided, however, either party may merge with or into another equity pursuant to which the obligations of this Agreement will be assumed or effect the sale of all its assets or substantially all of its assets pursuant to which the acquiring party will assume such party’s obligations under this Agreement without notice to or waiver by the other party.

8.5          Upon the termination of this Agreement for whatever reason:

8.5.1       ICOS shall promptly return all SGI Information to SGI and shall dispose of or return to SGI, SGI Materials and any materials therefrom, as directed by SGI;

8.5.2       SGI shall promptly return to ICOS all ICOS Know-How it has received from ICOS;

8.5.3       SGI shall not thereafter use or exploit the ICOS Know-How in any way whatsoever for production by SGI, or production by a third-party.  If SGI determines to manufacture or have manufactured by a third party such Products, ICOS will give SGI and/or any such Third Party all reasonably necessary information and cooperation, and a non-exclusive, royalty free license to all ICOS Know-How, if any, required to manufacture the Product in accordance with the Manufacturing Specifications, for the sole purpose of enabling SGI or such third party to manufacture the Products in connection with the Manufacturing Specifications.

8.5.4       ICOS may thereafter use or exploit the ICOS Know-How in any way whatsoever without restriction; and

8.5.5       ICOS and SGI shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 8.5.

8.6          Termination of this Agreement for whatever reason shall not affect the accrued rights of either ICOS or SGI arising under or out of this Agreement and Sections 2, 6, 7, and 8 and any definitions in Section 1 required to interpret such surviving provisions, and all provisions which are expressly to survive this Agreement or have a continuing obligation shall remain in full force and effect.

9.             Force Majeure

Neither ICOS nor SGI shall be deemed to be in default nor be liable for loss, damage, or delay in performance, when and to the extent due to causes beyond its reasonable control or from fire, strike, labor difficulties, insurrection or riot, embargo, or inability to obtain materials from usual sources, or any other unforeseeable cause or causes beyond the reasonable control and without the fault or negligence of the party so affected, or from defects or delays in the performance of its suppliers or subcontractors due to any of the foregoing enumerated causes.  If ICOS is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure and shall give written notice thereof to SGI specifying the matters constituting Force Majeure together with such evidence as ICOS reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, ICOS shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue, provided that within [*] from the date of such notice, ICOS shall provide SGI with written notice of the anticipated date of resumption of performance.  In the event that the anticipated date of such resumption is greater than [*] months from the date of the original notice, SGI may invoke the remedy of third party manufacture provided in Clause 3.3 herein or terminate this Agreement.

[*] Confidential Treatment Requested

10.           Governing Law, Jurisdiction and Enforceability

10.1        This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of Washington and the United States of Americawithout regards to principles of conflicts of law.

10.2        No failure or delay on the part of either ICOS or SGI to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter  of any other right.

10.3        The illegality or invalidity of any provision (or any part thereof) of this Agreement shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be and this Agreement shall continue in full force and effect without such provision.

11.          Miscellaneous

11.1        Neither party shall be entitled to assign, or in any way transfer the benefit and/or the duties of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, except that either party shall be entitled without the prior written consent of the other to assign transfer, charge, subcontract, deal with or in any other manner make over the benefit and/or burden of this Agreement to an Affiliate, or to any limited liability partner or to any [*] company of which the party in question is the beneficial owner of  [*] of the issued share capital thereof or to any company with which the party in question may merge or to any company to which that party may transfer its assets and undertakings.

[*] Confidential Treatment Requested

11.2        The text of any press release or other communication to be published by or in the media concerning the subject matter of this Agreement shall require the prior written approval of ICOS and SGI.

11.3        Notices.  All notices, requests, demands, waivers, consents, approval or other communications to any party hereunder shall be in writing and shall be deemed to have been duly given if delivered personally to such party or sent to such party by recorded electronic transmission (facsimile) or by registered or certified mail, postage prepaid, to its address as shown below:

SGI:	Seattle Genetics, Inc.
22215 26th Avenue S.E., Suite 3000
Bothell, WA 98021
Attention: H. Perry Fell

ICOS:	ICOS Corporation
22021 20th Avenue S.E.
Bothell, WA 98021
Attention: Legal Department

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.  Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telegraphed, telexed, or five (5) days after so mailed.

11.4        Independent Contractor.  Each party shall be and shall act as the independent contractor of the other party.  Neither party shall be the legal agent of the other for any purpose whatsoever and therefore has no right or authority to make or underwrite any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party, except to the extent specifically authorized in writing by the other party.  Neither of the parties hereto shall be bound by or liable to any third persons for any act or for any obligation or debt incurred by the other toward such third party, except to the extent specifically agreed to in writing by the party so to be bound.

11.5        Headings.  All section headings and numbering contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.6        Entire Agreement.  The Agreement, and the attached appendixes, embodies the entire understanding of ICOS and SGI and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in this Agreement, and the attached appendixes.  The terms of this Agreement shall supersede all previous agreements (if any) which may exist or have existed between ICOS and SGI relating to the Services.

11.7        Modifications.  Any and all modifications or amendments to this Agreement, or any Appendix hereto, shall be binding only if made in writing and signed by both parties.

11.8        Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one in the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ICOS CORPORATION	SEATTLE GENETICS, INC.

By: /s/Gary Wilcox	By: /s/H. Perry Fell

Name: Gary Wilcox	Name: H. Perry Fell

Title: EVP, Operations	Title: C.E.O.

APPENDIX A

Scope of Services

Assumptions

1.       ICOS will make a go-no go decision on [*] with regard to the ability to meet agreed upon Product Specifications.
[*] Confidential Treatment Requested

2.       Seattle Genetics will provide the raw materials, protocols, and data as described in Appendix B.

3.       ICOS will transfer the Seattle Genetics cell culture process as-is and only make modifications as necessary to facilitate process transfer to the ICOS Manufacturing facility.

4.       ICOS will use historical process data provided by Seattle Genetics to guide development of the BR96 purification process.

5.       At least [*] at-scale development lot and [*] cGMP clinical lots will be manufactured that are suitable for regulatory filings and human clinical trials.
[*] Confidential Treatment Requested

6.       ICOS will provide documentation summarizing development and manufacturing activities that are sufficient to support the generation of CMC sections necessary for IND filings for Phase II/III material.

7.       The costs listed for process development, the development runs, and cGMP lots do not include the purchase of chromatography resins, special or non-standard cell culture media components, or storage.  ICOS reserves the right to invoice Seattle Genetics for these costs, including (but not limited to):

-        Basal media (e.g. HSFM, CD Hybridoma, eRDF)

-        Yeastolate

-        Defined lipids

-        Storage of liquid media

-        Chromatography resins

1.      Development

Objectives

•      Transfer the cell culture process, purification process, and product specific analytical methods from Seattle Genetics to ICOS

•      Evaluate the cell culture and purification process at bench-scale.

•      Adapt the process in order to make the process suitable for transfer and scale-up in the ICOS Manufacturing Plant

1.1.    Cell Culture Process Development

1.1.1.       Transfer raw materials and protocols from Seattle Genetics to ICOS

•      Transfer of process documentation from Seattle Genetics to ICOS Corporation

-        Data on mycoplasma and sterility tests for the cell bank

-        Process protocols and in-process specifications (media preparation, thaw, expansion, production, and harvest)

-        Raw material specifications (including vendors and catalog numbers)

-        Historical process data (e.g. bioreactor data, cell-line stability)

•      Transfer a sufficient quantity of material to support experiments until such time that materials can be ordered and received by ICOS

•      Transfer [*] vials each of [*] BR96 cell lines
[*] Confidential Treatment Requested

1.1.2.       Preparation of prebanks

•      Prepare prebanks of the primary and back-up cell line; store in two places

•      Test the primary cell line pre-bank: mycoplasma, sterility, in vitro viral, MVM

•      Transfer the primary cell line pre-bank to cGMP liquid nitrogen storage

1.1.3.       Order raw materials

1.1.4.       Evaluation of expansion media

•      Evaluate growth of cells in HSFM (Bovine Transferrin) and CD Hybridoma.

•      On basis of growth, productivity, regulatory impact of components in medium, and cost, Seattle Genetics and ICOS will make a joint decision on an expansion medium.

1.1.5.       Establish expansion process

•      Define cell growth rates and viability in chosen medium

•      Establish upper and lower cell density limits

•      Establish expansion process through a  [*]  spinner

•      Demonstrate that the expansion process through a  [*]  spinner is reproducible.
[*] Confidential Treatment Requested

1.1.6.       Establish a baseline production process in bioreactors

•      Generate a preliminary process development protocol incorporating changes to the Seattle Genetics process such that the process is suitable for the ICOS process development lab.

•      Evaluate production process in  [*] bioreactor with automated DO, pH and temperature control.

•      Assess suitability of the process for scale-up in the ICOS Manufacturing Plant.

•      Evaluate feed media (preliminary work in shake flasks.)

•      Verification of reproducibility of the process: at least [*] consecutive bioreactor runs that both ICOS and Seattle Genetics agree are reasonably consistent with respect to the cell growth profile, process chemistries and product titers.
[*] Confidential Treatment Requested

1.1.7.       Harvest material provided for purification process development

1.1.8.       Modifications made to the cell culture process as needed in order to optimize the process and make it suitable for transfer to the ICOS Manufacturing Plant.  Possible modifications may include, but are not limited to:

•      process parameter setpoints (e.g. DO, pH, agitation)

•      methods of DO and pH control

•      change of the feed schedules

•      substitution of vendors and/or raw materials

1.1.9.       Generate process description suitable for use in preparation of Manufacturing Batch Records

1.1.10.     Genetic characterization of EOP and MCB cells following cGMP production runs to confirm genetic stability (assuming that methods are relatively simple to implement at ICOS as determined by ICOS).

•      Southern blots

•      Sequencing of antibody-encoding bulk RT-PCR

1.1.11.     Prepare report describing key experimental results generated during the establishment of the cell culture production process at ICOS

1.2.    Purification process development

1.2.1.       Harvest hold time stability

•      Assess harvest fluid stability.  Testing to include, titer (by Protein A), SDS-PAGE and HPLC-SEC.

•      Target maximum harvest hold time in production to be five days.

1.2.2.       Protein A chromatography (ProSep A).

•      Evaluate standard load and wash procedures.

•      Determine resins capacity

•      Evaluate low pH.  Evaluate salt concentration as needed to minimize aggregation and precipitation.

1.2.3.       Protein A eluate stability.

•      Determine stability against aggregation with respect to pH (3.0-4.0) and time (0-3 h) and concentration.

•      Define pH inactivation protocol with the above data.  Target pH range of < 3.7 to get robust viral clearance.

1.2.4.       Ion exchange chromatography.

•      Determine antibody pI.

•      Evaluate relative retention Ion-Exchange resins (S-Sepharose, and DEAE-Sepharose for example) as a function of pH and NaCI concentration.  For example, S-Sepharose from pH 5-7 and DEAE Sepharose from pH 7-8.5.

•      Optimize binding and elution conditions.

•      Determine resin capacity

1.2.5.       Hydrophobic interaction chromatography (Phenyl Sepharose)

•      Evaluate capacity and retention as a function of ammonium sulfate concentration.

•      Optimize elution conditions for aggregate removal.

1.2.6.       Evaluate stability for all in-process eluate hold times with respect to time, temperature and concentration.  Testing to include HPLC-SEC, SDS-PAGE and concentration (A280)

1.2.7.       Develop UF concentration/buffer exchange.

1.2.8.       Evaluate viral removal filter for product passage.

1.2.9.       Purification process qualification (verify reproducibility).

•      Demonstrate process reproducibility by purifying cell culture process development batches

•      Monitor process performance with respect to yield, product purity, and quality.  SEC and SDS PAGE will be used to monitor process eluates.  Yield will be determined by absorbance measurements on process eluates.

1.2.10.     Analytical characterization of the antibody as described in Section 4.

1.2.11.     Generate process description and report on Purification Development.

1.2.12.     Evaluate process for viral inactivation using one virus.

1.3.    Formulation Process Development

1.3.1.       Evaluate the current buffer provided by Seattle Genetics in a -70°C freeze-thaw cycle study

1.3.2.       Evaluate the current buffer provided by Seattle Genetics in an accelerated stability study at one temperature for two weeks

1.3.3.       If necessary, evaluate two additional buffers in a freeze-thaw study to identify a back-up

1.3.4.       Evaluate antibody using HPLC-SEC, SDS-PAGE and concentration (A280).

1.3.5.       Generate report on the results of the study

1.4     Analytical and Quality Control

1.4.1.          Transfer raw materials, protocols, and data from Seattle Genetics to ICOS

•      Binding assay

•      Transferrin assay (if necessary)

•      Murine Heavy Chain ELISA

•      Seattle Genetics and S2.14.19 reference standard

1.4.2.          Qualify standard test methods for process and product characterization with the BR96 Antibody and modify if necessary.

2.             Process Transfer and Scale-Up

Objectives

•      Manufacture Master Cell Bank

•      Transfer the cell culture process and antibody purification process into  Manufacturing Plant.

•      Evaluate process parameters at intermediate and production scale to confirm they are comparable to results generated in the bench-scale process.

•      Perform analytical tests on in-process samples and drug substance to confirm that the production process has been successfully scaled up.

2.1.    Intermediate Scale Development Run

2.1.1.       Evaluate the cell culture process:

•      Perform at least one bioreactor run at an intermediate scale.

•      Assess process performance in terms of specific growth rate, maximum cell density, process chemistries, and antibody expression.

•      Compare results obtained in the intermediate scale bioreactor to those generated at the 15L scale to determine whether scale-up of the process was successful.

2.1.2.       Evaluate the harvest process:

•      Harvest of cell culture fluid generated in the previous step.

•      Characterize the harvest fluid for antibody titer and other tests as specified in Section 4.

•      Determine filter capacity required for production scale bioreactor.

2.1.3.       Evaluate the purification process:

•      Purify product from the harvest fluid

•      Analyze in-process samples and the end product

•      Compare data obtained at the intermediate scale to those obtained in process development

2.2.    Production Scale Development Run

2.2.1.       Evaluate cell culture process at production scale:

•      Perform at least [*] bioreactor run
[*] Confidential Treatment Requested

•      Assess process performance in terms of specific growth rate, maximum cell density, process chemistries and antibody expression.

•      Compare results obtained in the at-scale bioreactor to those generated at the intermediate scale to determine whether scale-up of the process was successful.

2.2.2.       Evaluate the harvest process at-scale:

•      Harvest of cell culture fluid generated in the previous step.

•      Characterize the harvest fluid for antibody titer.

2.2.3.       Evaluate the purification process at-scale:

•      Purify product from the harvest fluid

•      Analyze in-process samples

•      Comparison of data obtained at the at-scale to those obtained in the intermediate scale to determine whether scale-up of the process was successful.

2.2.4.       Evaluations will be performed using draft MBRs, SOPS, and TMs

2.2.5.       The process intermediates and drug substance will be tested by the methods listed in Section 4 to demonstrate the process has been successfully transferred and to characterize the product for regulatory submissions.

2.2.6.       Raw materials will be released following ICOS Raw Material Quality Assurance procedures.

2.2.7.       Data obtained in the production scale run will be reviewed to asses the suitability of the process for clinical manufacturing, and to make modifications to the process, if necessary, for preparation of the final drafts of the master documents

2.2.8.       An interim reference standard will be made from production scale development run.  This standard will be qualified and used as the reference standard for release testing of the clinical GMP lots

3.      Clinical Manufacturing

Objectives

•      Perform clinical production runs.

•      Perform in-process and drug substance testing to confirm that the process is in control and that the product from each lot meets pre-defined standards

3.1.    All clinical (cGMP) operations will be performed according to the Quality Understanding.

3.2.    A [*] (approximate) Master Cell Bank (MCB) will be created from a pre-bank vial that is released for manufacturing use.  The MCB will be tested according to ICH guidelines.  Vials from the bank will be stored in two locations.
[*] Confidential Treatment Requested

3.3.    Following the MBR which was finalized in Section 2.2, manufacture and purify [*] lots of bulk drug substance.
[*] Confidential Treatment Requested

3.4.    Manufacturing processes and testing will be performed according to approved, written procedures.  Master documents will be reviewed and approved by ICOS and Seattle Genetics according to the Quality understanding.

3.5.    Every effort should be made to store the harvest fluid for as minimal a time as possible.  Ideally, the storage period will be at [*] for a target period of [*] days.
[*] Confidential Treatment Requested

3.6.    Solutions, process intermediates, and formulated bulk product (Drug Substance) will be stored in controlled access locations under appropriate conditions as specified in the Material Specifications.

3.7.    Each lot of Drug Substance will be tested by the methods described in Section 4 and as specified in the Material Specification.

3.8.    Batch Disposition will be performed according to the Quality Understanding.

3.8.1.       ICOS QA will review all MBRs and QC Data Sheets for completeness and accuracy.

3.8.2.       ICOS QA will verify that materials used in the production process were released within expiration.

3.8.3.       Deviations from ICOS procedures, MBRs, or Materials Specifications will be recorded and justified.  Product impact will be assessed for all deviations and non-conforming materials.

3.8.4.       ICOS will issue a Certificate of Analysis that includes all ICOS release testing results and a notice of disposition from ICOS Quality Assurance.

4.      Test Methods

The test methods in the table below will be performed at the indicated process stages.  The development or performance of any other assays is out-of-scope work.

	Process Development/Transfer		Production Scale (Development and Clinical)
Method	Process Characterization	Product Characterization	Cell Culture In-Process	Purification In-Process	Drug Substance
Mycoplasma[1]			✓(EOP)[3]
Sterility[1]			✓(EOP)[3]
MMV[1]			✓(EOP)[3]
In-vitro Viral[1]			✓(EOP)[3]
BR96 Titer (Protein A)	✓		✓(Harvest)
Bioburden	✓		✓(Harvest)		✓
Endotoxin	✓		✓(Harvest)	✓	✓
BR96 concentration (A280)	✓			✓	✓
Size Exclusion HPLC	✓	✓		✓	✓
SDS-PAGE, unreduced	✓	✓		✓	✓
SDS-PAGE, reduced	✓	✓		✓	✓
Isoelectric Focusing		✓			✓
MALDI-MS		✓
Silver stain, unreduced		✓			✓
Silver stain, reduced		✓			✓
Appearance					✓
Osmolality					✓
PH					✓
Insulin		✓			✓
Residual Protein A EIA		✓			✓
Residual Host Cell DNA Content		✓			✓
Binding assay[2]		✓			✓
Bovine transferrin [2,4]		✓			✓
Murine IgG heavy chain[2]		✓			✓

1Contracted to an outside vendor

2Protocol and necessary reagents to be transferred from Seattle Genetics to ICOS

3Clinical lots only

4This test may be omitted if bovine transferrin is not in the process

5.      Deliverables

The following items will be delivered from ICOS Corporation to Seattle Genetics

5.1.    Samples from various development stages for sample retention and comparability studies.  Sample requests must be made in writing at least [*] in advance of the execution of the process step.
[*] Confidential Treatment Requested

5.2.    [*] lots of bulk drug substance manufactured from [*] clinical productions runs in the ICOS [*] bioreactor.
[*] Confidential Treatment Requested

5.3.    ICOS will issue a Certificate of Analysis that includes all ICOS release testing results and a notice of disposition from ICOS Quality Assurance

5.4.    Documentation as described in the Quality Agreement

5.5.    The pre-bank and Master Cell Bank1

5.6.    Summary reports and data describing the work completed in Sections 1, 2, and 3.

5.7.    Qualified Interim Reference Standard

1If desired, ICOS will retain a umber of vials in the event that at some future date Seattle Genetics would like to request additional clinical production runs

APPENDIX B

Materials to be Transferred

1.      Cell Culture

1.1.    [*] vials of the primary and back-up cell line which produce the BR96 antibody
[*] Confidential Treatment Requested

1.2.    List of raw materials and specifications (e.g. vendor, catalog number)

1.3.    Process protocols (e.g. media formulations, thaw and expansion protocol, final production tank protocol)

1.4.    Historical process data (e.g. thaw and expansion data, in-process data from final production tank)

1.5.    Cell-line stability data (as it becomes available)

2.      Purification

2.1.    List of raw materials and specifications (e.g. resin identification, column loads)

2.2.    Process Protocols for the current purification process (e.g. buffer recipes, cleaning protocols)

2.3.    Historical process data (e.g. yields, reproducibility, clearance of contaminants, product aggregate)

2.4.    Data on product stability, especially at intermediate hold points

2.5.    Reference Antibody1 for assay development and comparability studies

3.      Quality Control

3.1.    Reagents and protocols for the antigen/antibody binding assay

3.2.    Reagents and protocols for Murine IgG Heavy Chain Assay

3.3.    Reagents and protocols for a bovine transferrin assay- if transferrin is used in the cell culture media.

3.4.    Reference Antibody1 for assay development and comparability studies

4.      Formulation

4.1     List of raw materials and specifications for the final antibody formulation

4.2     Historical stability data (e.g. freeze/thaw data, stability data)

4.3     Reference Antibody1 for comparability studies

1Reference Antibody should be derived from the same cell line and process being transferred to ICOS.

APPENDIX C

Acceptance Criteria / Internal Release Specs – Drug Substance

"Product Specifications"

Unless otherwise stated, ICOS test methods will be used.

	Test	Acceptance Criteria ("Product Specifications")
Quality	Appearance (color and clarity)	Colorless, clear to slightly opalescent
	Appearance (particulates)	Report

Identity	IEF	pI range consistent with reference
	SEC HPLC	Main peak retention time consistent with reference
	SDS-PAGE (unreduced, Coomassie)	IgG band molecular weights consistent with reference
	SDS-PAGE (reduced, Coomassie)	IgG band molecular weights consistent with reference

Purity	SEC HPLC	≥ 97.0 % main peak, No single impurity > 2.0%
	SDS-PAGE (unreduced, Coomassie)	Impurity profile consistent with reference
	SDS-PAGE (reduced, Coomassie)	Impurity profile consistent with reference
	DNA Content	Report (pg DNA/mg protein)
	Murine IgG Heavy Chain[1]	Report (%)
	Protein A EIA	< 100 ppm (w/w)
	Bovine Transferrin[1,2]	Report (ppm)
	Insulin	Report (ppm)

Potency	Protein Concentration (A280)[3]	10 ± 1 mg/mL
	Binding Assay[3]	100 ± 30% of reference

Safety	Endotoxin (LAL)[4]	< 0.33 EU/mg

	Microbial Limit (Bioburden)	< 1 (CFU/mL)

Excipient/Chemical Composition	PH	5.5 ± 0.3
	Osmolality[5]	Value[5] + 50 mOsm

Other Tests (For information only)	SDS-PAGE (unreduced, Silver)	Report
	SDS-PAGE (reduced, Silver)	Report

1  SGI Test to be transferred to ICOS

2  This test may be omitted if bovine transferrin is not in the process.

3  Extinction coefficient = 1.44.

4  Based on a maximum human dose of [*] by parenteral administration.
   [*] Confidential Treatment Requested

5  Osmolality acceptance criteria needs to be established.

APPENDIX D

Estimate of Manufacturing Schedules

[*]

[*] Confidential Treatment Requested

APPENDIX E

Price and Payment Terms

Stage	Terms[1]	Estimated Date of Payment[2]	Total Price for Stage
Technology Transfer, and Process Development.	$[*] upon signing of the agreement[3];	[*]	$[*	]
	$[*] at initiation of purification process development; .	[*]
	$[*] upon ICOS decision to proceed based on “research specifications”[4]	[*]
Manufacturing Campaign (Including Mfg. Transfer and Scale-up;	$[*] at initiation of Process Transfer to Manufacturing and Scale-up stage as described in Appendix A, Section 2;	[*]	$[*	]
Development run and two cGMP clinical production runs)[5]
	$[*] at initiation of Development Run;	[*]
$[*] at initiation of first GMP run;
	$[*] at initiation of second GMP run;	[*]
	$[*] at stage completion.	[*]
Total			[*	]
Option for [*] years from	[*] reservation fee[8];		[*] per
[*] for up to [*] additional cGMP clinical production runs[6,7].	[*] of the cost of the campaign at the start of the campaign;		cGMP run[9,10].
[*] of the cost of the campaign at the completion of the campaign.

[*] Confidential Treatment Requested

1.     Seattle Genetics and ICOS will mutually commit to the manufacturing campaign upon signing the agreement.  As stated in Section 8.1 of the Agreement, the Agreement will terminate on [*]  with no further obligation to either party if ICOS determines it is unable to meet the Product Specifications.
[*] Confidential Treatment Requested

2.     The dates listed are estimates only.  The actual payment date is the date on which the applicable event occurs as stated in the “Terms” column.

3.     Includes [*] non-refundable payment made in connection with the Letter of Agreement of [*].
[*] Confidential Treatment Requested

4.     Decision to proceed to cGMP production will be based on ICOS meeting certain “research specifications”.

5.     Seattle Genetics will bear the cost of the resins and “special or non-standard” media components (including, without limitation, storage and stocking fees) needed for the process.  The cost for the “special or non-standard” basal media components (listed in Assumption 7 of Appendix A) will be less any standard ICOS basal media components removed from the process.

6.     Additional production runs will be at Seattle Genetics’ option.  ICOS will have [*] months to start the additional cGMP campaign after payment of a reservation fee from Seattle Genetics.  For ICOS planning purposes Seattle Genetics will provide a non-binding forecast on the first working day of each quarter.
[*] Confidential Treatment Requested

7.     All terms and conditions as stated in the Agreement and Appendices will apply to the additional cGMP clinical production runs.

8.     The reservation fee applies to the total cost of the reserved campaign.

9.     Fee for additional cGMP clinical production runs increases to $[*]  per run if not reserved by the end of the Development run or the end of [*], whichever is later.  The “end of the Development run” is defined as the completion of the purification process at scale as described in Appendix A, Section 2.2.4.
[*] Confidential Treatment Requested

10.   If at the end of the second cGMP clinical production run the combined yield from the [*] cGMP clinical production runs is less than [*] grams, then Seattle Genetics may have [*]  working days following the completion of the following tests to reserve [*] of the [*] optional cGMP clinical production runs at a fee of $[*]: SEC HPLC, IEF, Protein concentration, the Binding Assay, and Endotoxin.  The fee will be paid in two installments: [*] reservation fee; and [*] at the start of the optional cGMP clinical production run.  The “end of the second cGMP clinical production run” is defined as the completion of the purification process at scale as described in Appendix A, Section 3.3.
[*] Confidential Treatment Requested

APPENDIX F

Quality Understanding

[*]

[*] Confidential Treatment Requested